Exhibit 10-p
                           AMENDED AND RESTATED
                           EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT dated as of May 1, 1995 and amended and restated as of May 21, 1996 (the "Agreement"), between MEMC ELECTRONIC MATERIALS, INC. of St. Peters, Missouri, a Delaware corporation ("MEMC"), and Roger D. McDaniel (the "Executive").

     WHEREAS, MEMC and the Executive have mutually agreed that the Executive will retire from service as Chief Executive Officer of MEMC, and as a member of the Board at certain mutually agreeable dates;

     WHEREAS, the Executive and MEMC desire to amend and restate their employment agreement of May 1, 1995 to set forth the arrangements for the Executive's retirement;

     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto agree as follows:

     1.   Transition Date.

     The Executive shall retire from service as Chief Executive Officer and as an employee of MEMC effective as of August 1, 1996 or, if later, the appointment of a successor to the Executive as Chief Executive Officer (the "Transition Date"). The Company shall use its best efforts to promptly identify and appoint such a successor by or as soon as reasonably practicable following August 1, 1996. The Executive shall continue to serve as member of the Board until the annual meeting of shareholders of MEMC in 1998, at which time he shall retire from the Board (it being understood that the Executive shall retire from the Board prior to that date upon request by the Board).

     2.   Term.

     Subject to Sections 4, 5 and 6 below, the term of the Executive's employment as Chief Executive Officer under this Agreement shall commence on the effective date of the Registration Statement on Form S-1 in connection with the initial public offering (the "IPO") (hereinafter, the "IPO Date") of securities of MEMC and shall terminate on the Transition Date (the "Employment Term"). During the Employment Term, the Executive will devote his full business time to his duties as Chief Executive Officer ("CEO") of MEMC. In such capacity, the Executive agrees to serve MEMC faithfully and to the best of his ability under the direction of the Board of Directors of MEMC (the "Board"). The Executive also agrees to serve, if elected or appointed, at no compensation in addition to that provided for in this Agreement, in the position of officer or director of any affiliate of MEMC. During the Employment Term, the Executive shall receive compensation and benefits as set forth in Sections 3 through 6 below.

     From the Transition Date through August 1, 1997 (the
"Retirement Date"), the Executive shall provide consulting services to MEMC (the "Consulting Term"). For the Consulting Term, the
Executive shall receive compensation and benefits set forth in Sections 7 through 9 below.

Part I:  Arrangements During the Employment Term

     3.   Compensation and Benefits.

          3.1. Compensation. In consideration of the Executive's agreement to be employed by MEMC under the terms and provisions of this Agreement, MEMC shall provide the Executive with the compensation arrangements listed on the attached Schedule 1 during the Employment Term. The Executive's compensation as described in
Schedule 1 shall be reviewed by the Board, based upon the Executive's performance and then current titles and responsibilities, not less often than annually. The Executive's base salary may be increased, but not decreased, based on his performance and upon the Board's view of the appropriate base salary for the titles and responsibilities assigned to the Executive from time to time. Compensation of the Executive is primarily a function of company performance and individual performance and could, in any given year, be higher or lower than that of other CEOs in comparable positions. But it is the intent that MEMC's compensation opportunity be structured to afford comparable pay given comparable performance by the Executive and MEMC. In addition to any increases effected as a result of such review, the Board at any time may in its sole discretion increase the Executive's base salary. Compensation will include but not be limited to: (a) base salary;
(b) annual incentives; and (c) grants of options, restricted stock or other awards under the MEMC 1995 Equity Incentive Plan (the "Equity Incentive Plan").

          3.2. Pension Benefits. The Executive shall continue to be entitled to participate in the MEMC Pension Plan for Salaried Employees (the "MEMC Pension Plan"). The Executive's prior years of service with Monsanto from July 1962 through March 31, 1989 shall be added to his years of service with MEMC from April 1, 1989 through the time of execution of this Agreement and to such time as the Executive's employment with MEMC shall terminate for purposes of determining pension benefits and other pension considerations, including, but not limited to, retirement prior to age 65 without reduction of benefits for early retirement. Pension benefits paid to the Executive pursuant to the MEMC Pension Plan shall be reduced to the extent of payments made to the Executive by Monsanto. The Executive shall not be subject to the 6% cap on increases in annual base salary described in Section 5.1 of the MEMC Pension Plan.

          3.3. Other Employee Benefits. The Executive shall be entitled to continue to participate as a vested employee in any welfare plans of MEMC, including, but not limited to, medical, dental, life insurance, and disability income, and perquisites to which an employee of comparable or lesser grade level in MEMC is entitled.

     4.   Termination Payments.

          4.1. Termination Without Cause.

          4.1.1. General. Subject to Section 10 below, if MEMC terminates the Executive's employment without Cause (as defined below) prior to the expiration of the Employment Term, (i) MEMC shall be obligated to pay the Executive his then current base salary for the period from the date of such termination until the first day of the month following the fourth anniversary of the IPO Date (the "Severance Period") in accordance with MEMC's payroll practices,
(ii) all unvested options granted under the Equity Incentive Plan shall vest and all restrictions on awards granted under the Equity Incentive Plan shall lapse and (iii) the Executive shall be allowed to exercise all stock options granted under the Equity Incentive Plan until the earlier of (A) the later of (x) one year following the date of termination and (y) the first day of the month following the fourth anniversary of the IPO Date, and (B) the expiration of the term of the stock option; provided, however, that the Executive may exercise any incentive stock options until three months following the date of termination (or, if earlier, until expiration of the term of such incentive stock options). In addition, in the event of termination without Cause, the then current year annual incentive will be paid at such level and at such time as payment is made to MEMC's other executives under the applicable bonus plan.
The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of MEMC or as provided in
Section 3.2 above.

          4.1.2. Conditions Applicable to the Severance Period. If, during the Severance Period, the Executive breaches his obligations under Section 10 of this Agreement, MEMC may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Section 4.1.1 except as determined in accordance with the terms of the employee benefit plans or programs of MEMC as provided for in
Section 3.2 above.

          4.1.3. Death During Severance Period. In the event of the Executive's death during the Severance Period, payments of the severance amounts under this Section 4 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive's estate.

          4.1.4. Date of Termination. The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive (which date shall be coincident with or subsequent to the date of such notice).

          4.2. Termination for Cause; Resignation by the Executive.

          4.2.1. General. If, prior to the expiration of the Employment Term, the Executive's employment is terminated by MEMC for Cause, or the Executive resigns from his employment hereunder other than in accordance with Section 6 below, the Executive shall be entitled to payment of his base salary as then in effect through and including the date of termination or resignation. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of MEMC or as provided in Section 3.2 above.

          4.2.2.    Date of Termination.  Subject to the proviso to
Section 4.3, the date of termination for Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation shall be the date specified in the written notice of resignation from the Executive to MEMC (which date shall be coincident with or subsequent to the date of such notice) or, if no date is specified therein, 10 business days after receipt by MEMC of written notice of resignation from the Executive.

          4.3. Cause. For purposes of this Section, termination for "Cause" shall mean termination of the Executive's employment because of:

          (i) any act or omission that constitutes a material breach by the Executive of any of his material obligations under this Agreement (other than by reason of his death or Permanent Disability (as defined below));

          (ii) the continued failure or refusal of the Executive to perform the material duties required of him as an employee of MEMC (other than by reason of his death or Permanent
     Disability);

          (iii) any willful material violation by the Executive of any law or regulation applicable to the business of MEMC or any of its subsidiaries, or the Executive's conviction of a felony, or any willful perpetration by the Executive of a common law fraud; or

          (iv) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, MEMC or any of its subsidiaries or affiliates;

provided, however, that if any such Cause relates to the Executive's obligations under this Agreement and (x) is susceptible to cure and
(y) does not constitute a repetition of such Cause, MEMC shall not terminate the Executive's employment hereunder unless MEMC first gives the Executive notice of its intention to terminate and of the grounds for such termination, and the Executive has not, within 10 business days following receipt of the notice, cured such Cause, or in the event such Cause is not susceptible to cure within such 10 business day period, the Executive has not taken all reasonable steps within such 10 business day period to cure such Cause as promptly as practicable thereafter.

     5.   Death or Disability.

     In the event of termination of the Executive's employment by reason of death or Permanent Disability (as hereinafter defined), the Executive (or his estate, as applicable) shall be entitled to base salary and benefits determined under Section 3 hereof through the date of death or, in the case of Permanent Disability, through the later of the date of termination or the date (not later than one year following the date of termination) on which the Executive commences to receive disability benefits (including a pro rata annual incentive for the year of death or disability at the maximum opportunity level). For 50% of the restricted stock held by the Executive on the date of the termination of his employment, all restrictions will immediately lapse. The remaining restricted stock and options outstanding will continue to vest in accordance with
Schedule 1 as if his employment had not terminated. Other benefits shall be determined in accordance with the benefit plans maintained by MEMC, including, without limitation, the Equity Incentive Plan, and MEMC shall have no further obligation hereunder. For purposes of this Agreement, "Permanent Disability" means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties as an employee of MEMC, which disability or infirmity shall exist, or in the opinion of an independent physician is reasonably likely to exist, for any continuous period of 180 days.

     6.   Retirement.

     If the parties mutually agree to the Executive's retirement prior to expiration of the Employment Term, the Executive shall receive in addition to his normal retirement benefits, base salary and benefits determined under Section 3 hereof through the date of retirement (including a pro rata annual incentive for the year of retirement at the same level as determined for MEMC's other executives for such year). If the parties mutually agree to the Executive's retirement after the second anniversary of the IPO Date, all restrictions on the Performance Vesting Restricted Stock (as defined in Schedule 1) will lapse. The vesting schedule for Ratable Vesting Options (as defined in Schedule 1) would remain the same; provided, however, that Cliff Vesting Options or Cliff Vesting Restricted Stock (as defined in Schedule 1) will be forfeited and cancelled.

Part II:  Arrangements During the Consulting Term

     7. Payments During the Consulting Term. Effective as of the Transition Date, the Executive shall begin receiving the following additional payments and benefits:

          7.1 Annual Incentive. The Executive shall receive on the Transition Date, but in no event later than December 31, 1996, a pro rata annual incentive for 1996 at the maximum target (99% of salary), with proration reflecting accrued but unused vacation time.

          7.2 Unused Vacation Pay. The Executive shall receive compensation in lieu of accrued but unused vacation time in accordance with customary practice and MEMC's records (it being understood that such compensation in lieu of vacation shall not be considered compensation for the purpose of calculating the Executive's pension benefits or any other such benefits he may receive from MEMC).

          7.3 Pension Benefits. The Executive shall receive the pension benefits described in Section 3.2 of this Agreement.

          7.4 Director Fees. The Executive shall receive fees as a non-employee director of MEMC at the same level as determined for MEMC's other non-employee directors, payable during such time as the Executive continues to serve as a member of the Board.

          7.5 Consulting Fee. For consulting services that the Executive shall provide the Board during the Consulting Period as directed by the Chairman of the Board, the Executive shall receive consulting fees, in addition to his Director fees, at a rate equal to his base salary in effect immediately prior to the Transition Date, minus a pension offset relating to the benefits due to the Executive pursuant to Section 3.2 above (expressed as the exact mathematical average of a single-life annuity and a joint and 100% survivor annuity, and assuming that benefits commenced on the Transition Date, regardless of whether benefits actually commence on such date). In the event that the Executive, upon request by the Board, retires from the Board prior to the Retirement Date, such retirement shall in no way affect the payments due to the Executive under this Section 7.5, except as provided in Section 9 below.

          7.6 Death or Permanent Disability During the Consulting Term. In the event of a termination of the Executive's service to the Company by reason of death or Permanent Disability (as defined above in Section 5) during the Consulting Term, the Executive (or his estate, as applicable) shall be entitled to the fees, payments and benefits determined under this Section 7, other than Director Fees set forth in Section 7.4, through the Consulting Term, and the vesting of Stock Options and Restricted Stock set forth in Section 8 below shall occur as if the Executive had provided consulting services to MEMC until the Retirement Date.

     8.   Stock Options and Restricted Stock.  Except as provided in
Section 9 below, regardless of whether the Executive is a member of MEMC's Board on the Retirement Date, it shall be deemed on that date that the Executive and MEMC have mutually agreed to the Executive's retirement after the second anniversary of the IPO Date, in accordance with Section 6 above such that the following will occur:
(i) the vesting schedule of the Executive's Ratable Vesting Options shall continue as provided in Schedule 1 of the Agreement; (ii) on the Retirement Date, 60,000 of the Executive's Cliff Vesting Options, as defined in Schedule 1 of the Agreement, shall vest (and will remain outstanding until August 1, 2000, unless exercised sooner), and (iii) the remaining Cliff Vesting Options and Cliff Vesting Restricted Stock shall be forfeited and cancelled. The Executive's Ratable Vesting Options will remain outstanding until August 1, 2000, unless exercised sooner.

     9.   Requested Retirement for Cause.

          9.1 General. In the event that the Board requests that the Executive retire from the Board during the Consulting Term, and such request is for Cause (as defined below), then (i) the Consulting Fee provided for in Section 7.5 of this Agreement shall be payable only through the date of such requested retirement, and
(ii) all provisions of Section 8 of this Agreement shall be null and void, and all of the Executive's outstanding unvested Options and Restricted Stock shall be forfeited and cancelled.

          9.2 Date of Requested Retirement. Subject to the proviso to Section 9.3 below, the date of the requested retirement for Cause shall be the date specified in a written notice of such requested retirement to the Executive.

          9.3 Cause. For purposes of this Section 9, "Cause" shall mean:

          (i) any act of omission that constitutes a breach by the Executive of any of his material obligations under this Agreement, including any breach of any of the covenants contained in Section 10 of this Agreement (other than by reason of his death or Permanent Disability (as defined above in Section 5)); or

          (ii) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, MEMC or any of its subsidiaries or affiliates;

provided, however, that if any such Cause relates to the Executive's obligations under this Agreement and (i) is susceptible to cure and
(ii) does not constitute a repetition of such Cause, a request by the Board that the Executive retire shall not be for Cause unless the Board first gives the Executive notice of its intention to request his retirement and of the grounds for such request, and the Executive has not, within 30 days following receipt of the notice, cured such Cause.

Part III: Provisions Applicable to both the Employment Term and the Consulting Term

     10.  Protection of MEMC's Interest.

          10.1. Non-Compete; Confidentiality. For the period extending through April 1, 2000 (the "Restricted Period"), the Executive will not accept employment nor engage in business, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as an employee, associate, consultant or agent for any person, partnership, corporation or other business organization or entity other than MEMC or any of its subsidiaries which competes with MEMC without the express written consent of MEMC. In addition, the terms of the confidentiality agreement dated March, 1989 between MEMC and the Executive are incorporated herein by reference. Notwithstanding anything contained in this Section 10 to the contrary, the period of applicability of this Section 10 shall be extended an additional day for each day on which the Executive is in breach of this Section 10.

          10.2. Injunctive Relief. Without intending to limit the remedies available to the parties hereto, the parties acknowledge that a breach of any of the covenants contained in this
Section 10 may result in material and irreparable injury to MEMC for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, MEMC shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 10 or such other relief as may be required specifically to enforce any of the covenants in this
Section 10. If, for any reason, it is held that the restrictions under this Section 10 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 10 as will render such restrictions valid and enforceable.

          10.3 No Public Comment. The Executive hereby agrees now and at any time in the future to refrain from making any comments or statements to the press, the employees of MEMC or any individual or entity with whom MEMC has a business relationship or others, (i) which would be likely to adversely affect the conduct of the business of MEMC or any of its affiliates, or any of their plans or prospects, or their business reputations, or the business reputations of any of their representatives or members of their respective boards of directors, or (ii) which would disparage in any way or cast in a negative light on MEMC or any of its affiliates, or any of their respective directors, officers, agents or employees. MEMC hereby agrees now and at any time in the future to refrain from making any comments or statements to the press or any individual or entity with whom the Executive has a business relationship or others, (i) which would be likely to adversely affect the business reputation of the Executive, or (ii) which would disparage in any way or cast in a negative light on the Executive.

     11. Successors. MEMC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of MEMC to expressly assume and agree to perform this Agreement in the same manner and to the same extent that MEMC would be required to perform it if no such succession had taken place. As used in this Agreement, "MEMC" shall mean MEMC as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law, or otherwise.

     12. General Release. In consideration of the above, the Executive hereby releases and forever discharges MEMC and its affiliates, including both current and future, and each of their respective officers, employees, directors and agents from any and all claims, actions and causes of action that he may have, or in the future may possess, arising out of his employment relationship with MEMC or any of its affiliates, his service as an officer, director or employee of MEMC or any of its affiliates and the termination of such relationship or service, including, without limitation, any claims arising under the Age Discrimination in Employment Act or any other applicable federal, state, local or foreign law. The Executive further agrees that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payment or benefits that he may have against MEMC or its affiliates arising out of his employment relationship, his service as an officer, director or employee of MEMC or any of its affiliates and the termination thereof. The release and discharge of this
Section 12 will not apply to MEMC's obligations under this Agreement.

     13. Press Release. In connection with the Executive's retirement from service as Chief Executive Officer of MEMC as of the Transition Date, the Executive agrees that MEMC may issue a press release substantially in the form of Exhibit B to this Agreement.

     14.  Miscellaneous.

          14.1. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          14.2. Disputes. Any disputes between the parties to this Agreement shall be settled by arbitration in St. Louis, Missouri under the auspices of, and in accordance with the rules of, the American Arbitration Association. The decision in such arbitration shall be final and conclusive on the parties and judgment upon such decision may be entered in any court having jurisdiction thereof.

          14.3. Entire Agreement; Amendment.

          (i) Except as expressly set forth herein, this Agreement represents the entire agreement of the parties concerning the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between MEMC and the Executive. This Agreement, together with a side letter between the Executive and Huls AG executed June 22, 1995, also supersedes in its entirety the Employment Agreement dated May 5, 1995 and the Employment Agreement dated February 7, 1989 between Huls AG and the Executive, as amended (the "Prior Agreements"). The Executive acknowledges that he has no further claims or rights under the Prior Agreements.

          (ii) This Agreement may be amended at any time by mutual written agreement of the parties hereto.

          14.4. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under MEMC's employee benefit plans, if any.

          14.5 Tax Preparation. MEMC agrees that it will provide the Executive with reasonable and customary tax preparation services for the 1996 and 1997 tax years.

          14.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

     The parties have executed this Agreement as of the day and year first above written.


                                   MEMC Electronic Materials, Inc.

/s/ Roger D. McDaniel                  /s/ Ludger H. Viefhues
- --------------------------------       ----------------------------
Roger D. McDaniel                       Chairman of the Board
16629 Caulks Creek Ridge
Chesterfield, MO  63005


                              Schedule 1
                     Current Compensation Program

o   Annual Base Salary - USD $435,000 per annum

o 1995 Incentive Program Target Incentive Opportunity as a percent of base salary - Annual Incentive Target/Maximum
    Opportunity; 45%/99%

o   Grants of Stock Options and Performance Contingent Vesting
    Restricted Stock in connection with the IPO:

STOCK OPTIONS

121,030 Options at IPO price which vest at the rate of 25% per year, such that 100% vesting will occur on the fourth anniversary of the IPO Date.* ("Ratable Vesting Options")

121,030 Options at IPO price which vest 100% on the fourth anniversary of the IPO Date. ("Cliff Vesting Options")

_______________
*The number of shares representing .286% of outstanding stock on a fully diluted basis is assumed to be 121,030 shares. If the IPO results in a different number of shares equaling .286% of outstanding stock on a fully diluted basis, the Executive shall receive, for each of the Ratable Vesting and Cliff Vesting Option grants, the greater of 121,030 shares or .286% of outstanding stock on a fully diluted basis. The number of both Ratable Vesting and Cliff Vesting Restricted Stock shares referenced granted to the Executive will also be determined in this manner.


RESTRICTED STOCK

40,000 shares of Restricted Stock which vest 100% (i.e., all forfeiture restrictions lapse) on the fourth anniversary of the IPO Date. ("Performance Vesting Restricted Stock"). However, if, at any time during the first 3 years, the common stock share appreciation is greater than 55% from the IPO price, 50% of the Performance Vesting Restricted Stock will become fully vested. If such share appreciation is greater than 100%, then all Performance Vesting Restricted Stock will become fully vested.

40,000 shares of Restricted Stock which vest 100% on the fourth anniversary of the IPO Date. ("Cliff Vesting Restricted Stock")

Performance Vesting Restricted Stock, Cliff Vesting Options, and Cliff Vesting Restricted Stock will be forfeited and cancelled, if the employment of the Executive is terminated for Cause or due to his option to retire prior to the fourth anniversary of the IPO Date.